CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the references to our firm in this Proxy Statement/Prospectus, constituting part of this Registration Statement on Form N-14 of Geneva Advisors All Cap Growth Fund and Geneva Advisors Equity Income Fund under the headings "Questions and Answers" and "Experts".


/s/ Cohen & Company, Ltd.
Cleveland, Ohio
November 13, 2017